As filed with the Securities and Exchange Commission on January 23, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0442441
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

981 Calle Amanecer
San Clemente, California	92673
(Address of Principal Executive Offices)	(Zip Code)

BIOLASE TECHNOLOGY, INC. 2002 STOCK INCENTIVE PLAN (Full title of the plan)
Copy to:
JEFFREY W. JONES Chief Executive Officer	ETHAN D. FEFFER, ESQ. Pillsbury Winthrop LLP
BioLase Technology, Inc.	650 Town Center Drive
981 Calle Amanecer	7th Floor
San Clemente, California 92673	Costa Mesa, California 92626
(949) 361-1200	(714) 436-6800
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	3,000,000	$19.72(2)	$59,160,000(2)	$4,786

(1)	Since 1998, options granted under this plan and its incorporated predecessor plan have been described in the Company’s filings on Form 10-K and they have been included in calculating diluted earnings per share since the Company has reported net income, per the applicable accounting rules. As of November 30, 2003 options covering approximately 2,410,000 shares are outstanding under this plan, of which approximately 1,732,000 are exercisable. Of the exercisable options, options covering approximately 1,650,000 shares are held by directors and officers of the Company and are currently subject to a lock-up agreement which prohibits the shares from being traded by such directors and officers for 120 days after the completion of the Company’s planned public stock offering, unless the offering is cancelled or withdrawn. Pursuant to Rule 416(a) of the Securities Act of 1933 this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or other similar transaction, or pursuant to any other antidilution provisions set forth in the option agreements.
(2)	Estimated pursuant to 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The price of the shares is based upon the average of the high and low sales prices of a share of the Registrant’s Common Stock as reported on the Nasdaq National Market on January 16, 2004.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

INTRODUCTORY NOTE

The purpose of this Registration Statement on Form S-8 is to register the offer and sale of shares reserved for issuance under the 2002 Stock Incentive Plan (the “Plan”), including, as of November 30, 2003, 2,410,925 shares underlying options and rights to acquire shares of Common Stock that have been granted in various amounts since 1998. The Plan was approved by the stockholders of the Company on May 23, 2002, as the successor to the Company’s 1998 Stock Option Plan (the “Predecessor Plan”).

The Plan is a broad-based plan under which all employees of the Company may be eligible to receive options and awards. The Plan also includes options granted to officers and directors of the Company. No options granted under the Plan or the Predecessor Plan have been exercised to date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*      Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) Amendment to Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission on September 17, 2003;

(b) Amendment to Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on September 17, 2003;

(c) Amendments to Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission on September 17, 2003 and December 16, 2003;

(d) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 24, 2003, as amended by amendments to Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on September 17, 2003 and December 16, 2003;

(e) Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 12, 2003, as amended by amendments to Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on September 17, 2003 and December 16, 2003;

(f) Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on September 17, 2003;

(g) Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Securities and Exchange Commission on November 14, 2003;

(h) Our Current Reports on Form 8-K filed with the SEC on June 4, 2003, as amended by amendment to our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 29, 2003;

(i) Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2003;

(j) Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2003;

(k) Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2003;

(l) Definitive Proxy Statement filed with the Securities and Exchange Commission on March 27, 2003 in connection with the Registrant’s 2003 Annual Meeting of Stockholders held on April 29, 2003; and

(m) The description of Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed October 30, 1991, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article X of the Registrant’s Amended and Restated Bylaws provides that the Registrant will indemnify any director or officer, or former director or officer, who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent authorized by the Delaware Law, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with such action, suit or proceeding. The Registrant also will indemnify any such director or officer, or any such former director or officer, against expenses incurred in defending any such action, suit or proceeding in advance of its final disposition, provided that, if required by the Delaware Law, the payment of such expenses will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

Article X of the Registrant’s Amended and Restated Bylaws further provides that in the event a director or officer has to bring suit against the Registrant for indemnification and is successful, the Registrant will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the Registrant may purchase and maintain insurance on behalf of a director or officer against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such director or officer against such expense, liability or loss under the Delaware Law; and that to the extent any director or officer is by reason of such position a witness in any action, suit or proceeding, the Registrant shall indemnify him or her against all costs and expenses actually and reasonably incurred by him or her in connection therewith.

The Registrant’s employment agreement with its President and Chief Executive Officer, Jeffrey W. Jones, provides that the Registrant will, to the maximum extent permitted under the Delaware Law, indemnify Mr. Jones against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Mr. Jones by reason of the fact that he was serving as a director or officer.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit

4.1	BioLase Technology, Inc. 2002 Stock Incentive Plan. (1)

5.1	Opinion of Pillsbury Winthrop LLP.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Pillsbury Winthrop LLP is contained in Exhibit 5.1.

24.1	Powers of Attorney (included on signature page hereto).

(1)	Previously filed with the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 22, 2002, and incorporated by reference.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on the 23rd day of January, 2004.

BIOLASE TECHNOLOGY, INC.

By:	/s/ JEFFREY W. JONES

Jeffrey W. Jones President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey W. Jones and Edson J. Rood, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY W. JONES Jeffrey W. Jones	President and Chief Executive Officer and Director (principal executive officer)	January 23, 2004

/s/ EDSON J. ROOD Edson J. Rood	Vice President and Chief Financial Officer (principal financial and accounting officer)	January 23, 2004

/s/ FEDERICO PIGNATELLI Federico Pignatelli	Director and Chairman of the Board	January 23, 2004

/s/ WILLIAM A. OWENS William A. Owens	Director	January 23, 2004

/s/ GEORGE V. D’ARBELOFF George V. d’Arbeloff	Director	January 23, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	BioLase Technology, Inc. 2002 Stock Incentive Plan. (1)

5.1	Opinion of Pillsbury Winthrop LLP.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Pillsbury Winthrop LLP is contained in Exhibit 5.1.

24.1	Powers of Attorney (included on signature page hereto).

(1) Previously filed with the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 22, 2002, and incorporated by reference.